Exhibit 3.1

CERTIFICATE OF ELIMINATION OF SERIES A JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK OF

SOHU.COM INC.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

Sohu.com Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Sixth Amended and Restated Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors of the Company, by resolution duly adopted, authorized the issuance of a series of Two Hundred Thousand (200,000) shares of Series A Junior Participating Cumulative Preferred Stock, par value $.001 per share (the “Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on July 27, 2001, filed a Certificate of Designation with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware.

2. That no shares of such Preferred Stock are outstanding and no shares thereof will be issued subject to such Certificate of Designation.

3. That the Board of Directors of the Company has adopted the following resolutions:

WHEREAS, by resolution of the Board of Directors of the Company and by a Certificate of Designation (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on July 27, 2001, the Company authorized the issuance of a series of Two Hundred Thousand (200,000) shares of Series A Junior Participating Cumulative Preferred Stock, par value $.001 per share, of the Company (the “Preferred Stock”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof; and

WHEREAS, as of the date hereof, no shares of such Preferred Stock are outstanding and no shares of such Preferred Stock will be issued subject to such Certificate of Designation; and

WHEREAS, it is desirable that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Sixth Amended and Restated Certificate of Incorporation, as heretofore amended, of the Company.

NOW, THEREFORE, BE IT AND IT HEREBY IS

RESOLVED, that all matters set forth in the Certificate of Designation with respect to such Preferred Stock be eliminated from the Sixth Amended and Restated Certificate of Incorporation, as heretofore amended, of the Company; and it is further

RESOLVED, that the officers of the Company be, and hereby are, authorized and directed to file a Certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designation with respect to such Preferred Stock shall be eliminated from the Sixth Amended and Restated Certificate of Incorporation, as heretofore amended, of the Company.

4. That, accordingly, all matters set forth in the Certificate of Designation with respect to the Preferred Stock be, and hereby are, eliminated from the Sixth Amended and Restated Certificate of Incorporation, as heretofore amended, of the Company.

IN WITNESS WHEREOF, Sohu.com Inc. has caused this Certificate to be executed by its duly authorized officer on February 10, 2015.

SOHU.COM INC.

By:	/s/ Timothy B. Bancroft
	Name:	Timothy B. Bancroft
	Office:	Secretary